Exhibit 99.1

News Release

For Immediate Release
November 7, 2013

Approach Resources Inc.

Reports Third Quarter 2013 Results

Third Quarter Exit Rate 11.1 MBoe/d

Strong Horizontal Wolfcamp Well Results – Baker B 256H IPs at 1,334 Boe/d

Successful Wolfcamp C Bench Well IPs at 614 Boe/d

Horizontal Well Costs $5.4 Million

2014 Preliminary Production Growth Target 40%

Fort Worth, Texas, November 7, 2013 – Approach Resources Inc. (NASDAQ: AREX) today reported results for third quarter 2013. Highlights include:

•	Production of 8.8 MBoe/d

•	Exit rate production of 11.1 MBoe/d

•	Revenues increased 34% year-over-year to $44.2 million

•	Net income of $0.01 per diluted share

•	Adjusted net income (non-GAAP) of $0.07 per diluted share

•	Record EBITDAX (non-GAAP) increased 47% year-over-year to $31.6 million, or $0.81 per diluted share

Management Comment

J. Ross Craft, President and Chief Executive Officer, commented, “Third quarter 2013 was a significant quarter for the company. We accelerated our drilling and completion pace while driving down costs below our target. Estimated drilling and completion costs for the 14 horizontal wells we completed during the third quarter averaged approximately $5.4 million per well, which reflects a 12% decline from the beginning of the year and a 20% decline from a year ago. In addition, our drilling days are consistently ranging between 10 and 14 days, and we’re currently estimating a 30% decline in spud-to-sales time for a two-well pad location.

“We are extremely pleased with our progress on delineating the Wolfcamp A, B and C benches across our sizeable acreage position, including our recent well results in central and east Project Pangea and the Wolfcamp C bench. Since our initial horizontal Wolfcamp well in 2011, we have drilled and completed more than 60 horizontal wells. Production history from these wells continues to support our type curve expectations.

“Also, the sale of our joint venture oil pipeline in the third quarter provided the company with a return of six times our investment and further enhanced our liquidity, while maintaining firm crude oil takeaway at competitive transportation costs. With our exceptional team and strong balance sheet, we believe we are in a great position to capitalize on drilling and completion efficiencies and deliver continued growth in our horizontal Wolfcamp play.”

INVESTOR CONTACT	APPROACH RESOURCES INC.

Megan P. Hays mhays@approachresources.com	One Ridgmar Centre 6500 West Freeway, Suite 800 Fort Worth, Texas 76116
817.989.9000 x2108	www.approachresources.com

Third Quarter 2013 Results

Production for third quarter 2013 totaled 812 MBoe (8.8 MBoe/d), made up of 39% oil, 30% NGLs and 31% natural gas. Average realized commodity prices for third quarter 2013, before the effect of commodity derivatives, were $101.02 per Bbl of oil, $29.87 per Bbl of NGLs and $3.42 per Mcf of natural gas. Our average realized price, including the effect of commodity derivatives, was $53.38 per Boe for third quarter 2013.

Net income for third quarter 2013 was $495,000, or $0.01 per diluted share, on revenues of $44.2 million. Net income for third quarter 2013 included an unrealized loss on commodity derivatives of $3.4 million and a realized loss on commodity derivatives of $840,000. Excluding the unrealized loss on commodity derivatives and related income tax effect, adjusted net income (non-GAAP) for third quarter 2013 was $2.8 million, or $0.07 per diluted share. EBITDAX (non-GAAP) for third quarter 2013 was $31.6 million, or $0.81 per diluted share. See “Supplemental Non-GAAP Financial and Other Measures” below for our reconciliation of adjusted net income and EBITDAX to net income.

Lease operating expenses averaged $5.38 per Boe. Production and ad valorem taxes averaged $3.90 per Boe. Exploration costs were $1.47 per Boe. General and administrative costs averaged $7.60 per Boe. Depletion, depreciation and amortization expense averaged $23.91 per Boe. Interest expense totaled $5.2 million and included interest from our $250 million principal amount of 7% senior notes due 2021 that we issued in June 2013.

Operations Update

During third quarter 2013, we drilled 12 horizontal wells and completed 14 horizontal wells. At September 30, 2013, seven horizontal wells were in progress or waiting on completion. The average initial 24-hour rate for wells completed during third quarter 2013 was 580 Boe/d (74% oil), excluding two short-lateral horizontal wells.

We recently completed the Baker B 256H well (6,821 feet lateral) in central Project Pangea, which targeted the Wolfcamp B bench and was completed with 27 stages. The 256H well flowed at an initial 24-hour rate of 1,334 Boe/d (76% oil) and is our best initial producing well to date. Additionally, in north Project Pangea, we drilled the University 42 A 2131H well (8,450 feet lateral), which targeted the Wolfcamp B bench and was completed with 26 stages. The 2131H well flowed at an initial 24-hour rate of 665 Boe/d (87% oil).

We are very encouraged by our second well targeting the Wolfcamp C bench, the University 45 D 933H well (7,882 feet lateral) in north Project Pangea. The 933H well was completed with 26 stages and offsets the University 45 D 903H well, a Wolfcamp B completion that has produced for more than ten months, by approximately 425 feet. These wells are our first Wolfcamp B/C “stacked” completions. The 933H well flowed at an initial 24-hour rate of 614 Boe/d (63% oil).

In east Project Pangea, we targeted the Wolfcamp B bench with the Elliott 2001H well (7,671 feet lateral) and the Elliott 2002H well (7,629 feet lateral). These wells were completed with 25 and 26 stages, respectively. The average initial 24-hour rate for the Elliott wells was approximately 490 Boe/d (60% oil). These wells are the strongest horizontal Wolfcamp producers in the area based on available initial production data.

We have strong momentum as we begin the fourth quarter. In October 2013, we completed the University 45 F 2321H (7,921 feet lateral) in north Project Pangea, which targeted the Wolfcamp B bench and was completed with 27 stages. The 2321H well flowed at an initial 24-hour rate of 863 Boe/d (81% oil).

For our latest report on well performance compared to our type curve, please go to our third quarter 2013 presentation under the Investor Relations section of the Company’s website, www.approachresources.com.

Capital Expenditures and Guidance Update

Capital expenditures for third quarter 2013 totaled $102 million, consisting of $84.4 million for drilling and completion activities, $11.8 million for pipeline, infrastructure projects and other equipment and $5.8 million for property and acreage acquisitions and lease extensions. As previously reported, during third quarter 2013, we completed a Consolidated Drilling and Development Agreement with the Board for Lease of University Lands (“UT Lands”). The agreement consolidates more than 60 of our oil and gas leases with UT Lands into one consolidated unit covering approximately 42,000 net acres. The cost for the agreement was included in the Company’s property and acreage acquisitions and lease extensions capital expenditures of $5.8 million for third quarter 2013. Also, in third quarter 2013, we made a capital contribution to our pipeline joint venture of $2 million for oil pipeline and facilities construction.

Due to previously disclosed curtailments resulting from downtime at a third-party NGL fractionation facility, shutting in adjacent producing wells during completion operations and timing of completions, we have lowered our 2013 production estimate to 3.4 MMBoe compared to our prior estimate of 3.6 MMBoe. As a result of operating cost improvements, we have lowered our LOE per Boe guidance to $5.00 – $7.00 per Boe, from $7.00 – $8.00 per Boe. In addition, we have reduced our exploration expense guidance to $1.00 – $2.00 per Boe, from $2.00 – $3.00 per Boe. We currently expect capital expenditures for drilling and completions to be approximately $270 million and total capital expenditures to be approximately $300 million for full year 2013. The increase in capital expenditures is attributable to pipeline and infrastructure projects, which we continued due to our drilling success in Project Pangea and which contributed to the decrease in horizontal well costs; drilling and completion efficiencies, which resulted in an increase in the number of horizontal wells we expect to drill and complete in 2013; and property and acreage acquisitions and lease extensions.

The table below sets forth the Company’s current production and operating costs and expenses guidance for 2013.

Current 2013 Guidance
Production:
Total (MBoe)	3,400
Percent oil and NGLs	70%
Operating costs and expenses (per Boe):
Lease operating	$5.00 – 7.00
Production and ad valorem taxes	$3.00 – 4.50
Exploration	$1.00 – 2.00
General and administrative	$7.00 – 8.50
Depletion, depreciation and amortization	$20.00 – 24.00
Capital expenditures (in millions)	Approximately $300

Preliminary 2014 Outlook

The Company is targeting approximately 40% total production growth in 2014. We expect to operate three rigs to drill approximately 70 horizontal wells targeting the Wolfcamp shale oil play in the southern Midland Basin. Estimated drilling and completion capital expenditures are expected to be approximately $400 million. Our capital budgets exclude acquisitions and are subject to change depending upon a number of factors, including additional data on our Wolfcamp shale oil resource play, results of horizontal drilling and completions, including pad drilling, economic and industry conditions at the time of drilling, prevailing and anticipated prices for oil, NGLs and gas, the availability of sufficient capital resources for drilling prospects, our financial results and the availability of lease extensions and renewals on reasonable terms.

Liquidity and Commodity Derivatives Update

At September 30, 2013, we had a $500 million revolving credit facility with a $315 million borrowing base and no outstanding borrowings. At September 30, 2013, our liquidity and long-term debt-to-capital ratio were approximately $340.2 million and 27.9%, respectively.

The lenders under our revolving credit facility completed their semi-annual borrowing base redetermination, resulting in an increase in the borrowing base to $350 million from $315 million effective November 6, 2013. In addition, in September 2013, Approach, together with our partner in Wildcat Permian Services LLC (“Wildcat”), entered into a definitive agreement to sell all of the equity interests of Wildcat. The sale was completed in October 2013. Net proceeds to Approach at closing totaled approximately $109.1 million, after deducting our share of transactional costs paid at closing. We expect to recognize a pre-tax gain of approximately $91 million in fourth quarter 2013 related to the Wildcat transaction. Pro forma for the borrowing base increase and sale of the equity interests of Wildcat, our liquidity was $476.9 million at September 30, 2013. See “Supplemental Non-GAAP Financial and Other Measures” below for our calculation of “liquidity” and “long-term debt-to-capital ratio.”

From time to time, we enter into commodity derivatives positions to manage our exposure to commodity price fluctuations. Please refer to the “Unaudited Commodity Derivatives Information” table below for a detailed summary of the Company’s current derivatives positions.

Third Quarter 2013 Conference Call

Approach will host a conference call on Friday, November 8, 2013, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss third quarter 2013 financial and operational results. To participate in the conference call, domestic participants should dial (866) 318-8611 and international participants should dial (617) 399-5130, approximately 15 minutes before the scheduled conference time. A replay of the call will be available shortly after the call and can be accessed by dialing (888) 286-8010. The passcode for the replay is 48097873.

To access the simultaneous webcast of the conference call, please visit the Calendar of Events page under the Investor Relations section of the Company’s website. In addition, an accompanying slide presentation also is available on the Company’s website.

Approach Resources Inc. is an independent oil and gas company with core operations, production and reserves located in the Permian Basin in West Texas. The Company targets multiple oil and liquids-rich formations in the Permian Basin, where the Company operates approximately 149,000 net acres. For more information about the Company, please visit www.approachresources.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include our 2013 capital program, production and expense guidance and preliminary 2014 production growth and capital expenditures outlook. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the Company’s Securities and Exchange Commission (“SEC”) filings. The Company’s SEC filings are available on the Company’s website at www.approachresources.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

For a glossary of oil and gas terms and abbreviations used in this release, please see our Annual Report on Form 10-K filed with the SEC on February 28, 2013.

UNAUDITED RESULTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Revenues (in thousands):
Oil	$31,708	$21,575	$87,551	$58,689
NGLs	7,231	7,143	19,682	23,797
Gas	5,257	4,320	15,504	11,097

Total oil, NGL and gas sales	44,196	33,038	122,737	93,583

Realized (loss) gain on commodity derivatives	(840)	423	(1,247)	300

Total oil, NGL and gas sales including derivative impact	$43,356	$33,461	$121,490	$93,883

Production:
Oil (MBbls)	314	250	969	670
NGLs (MBbls)	242	234	682	672
Gas (MMcf)	1,538	1,580	4,393	4,567

Total (MBoe)	812	747	2,383	2,103
Total (MBoe/d)	8.8	8.1	8.7	7.7

Average prices:
Oil (per Bbl)	$101.02	$86.38	$90.39	$87.57
NGLs (per Bbl)	29.87	30.50	28.84	35.41
Gas (per Mcf)	3.42	2.73	3.53	2.43

Total (per Boe)	$54.41	$44.21	$51.50	$44.49

Realized (loss) gain on commodity derivatives (per Boe)	(1.03)	0.57	(0.52)	0.14

Total including derivative impact (per Boe)	$53.38	$44.78	$50.98	$44.63

Costs and expenses (per Boe):
Lease operating	$5.38	$7.32	$5.77	$6.32
Production and ad valorem taxes	3.90	3.13	3.69	3.24
Exploration	1.47	1.57	0.84	1.15
General and administrative	7.60	7.54	7.47	7.82
Depletion, depreciation and amortization	23.91	22.39	23.06	20.14

APPROACH RESOURCES INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except shares and per-share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
REVENUES:
Oil, NGL and gas sales	$44,196	$33,038	$122,737	$93,583

EXPENSES:
Lease operating	4,370	5,468	13,746	13,286
Production and ad valorem taxes	3,167	2,341	8,791	6,807
Exploration	1,193	1,170	2,010	2,419
General and administrative	6,171	5,633	17,810	16,448
Depletion, depreciation and amortization	19,413	16,728	54,951	42,354

Total expenses	34,314	31,340	97,308	81,314

OPERATING INCOME	9,882	1,698	25,429	12,269

OTHER:
Interest expense, net	(5,179)	(1,544)	(8,859)	(3,811)
Equity in income of investee	340	—	160	—
Realized (loss) gain on commodity derivatives	(840)	423	(1,247)	300
Unrealized (loss) gain on commodity derivatives	(3,438)	(4,185)	(3,248)	2,582

INCOME (LOSS) BEFORE INCOME TAX PROVISION (BENEFIT)	765	(3,608)	12,235	11,340
INCOME TAX PROVISION (BENEFIT)	270	(1,253)	4,300	4,119

NET INCOME (LOSS)	$495	$(2,355)	$7,935	$7,221

EARNINGS (LOSS) PER SHARE:
Basic	$0.01	$(0.07)	$0.20	$0.21

Diluted	$0.01	$(0.07)	$0.20	$0.21

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	39,011,555	34,190,192	38,980,971	33,656,726
Diluted	39,032,813	34,190,192	39,002,731	33,736,119

UNAUDITED SELECTED FINANCIAL DATA

Unaudited Consolidated Balance Sheet Data	September 30,	December 31,
(in thousands)	2013	2012
Cash and cash equivalents	$25,489	$767
Other current assets	17,327	14,889
Property and equipment, net, successful efforts method	994,074	828,467
Equity method investment	18,331	9,892
Other assets	8,543	1,724

Total assets	$1,063,764	$855,739

Current liabilities	$105,428	$60,247
Long-term debt (1)	250,000	106,000
Other long-term liabilities	61,962	56,024
Stockholders’ equity	646,374	633,468

Total liabilities and stockholders’ equity	$1,063,764	$855,739

(1)	Long-term debt at September 30, 2013, is comprised of $250 million in 7% senior notes. Long-term debt at December 31, 2012, is comprised of borrowings under our credit facility.

Unaudited Consolidated Cash Flow Data	Nine Months Ended September 30,
(in thousands)	2013	2012
Net cash provided (used) by:
Operating activities	$118,996	$76,464
Investing activities	$(230,187)	$(225,435)
Financing activities	$135,913	$149,511

UNAUDITED COMMODITY DERIVATIVES INFORMATION

Commodity and Period	Contract Type	Volume Transacted	Contract Price
Crude Oil
2013	Collar	650 Bbls/d	$90.00/Bbl – $105.80/Bbl
2013	Collar	450 Bbls/d	$90.00/Bbl – $101.45/Bbl
2013 (1)	Collar	1,200 Bbls/d	$90.35/Bbl – $100.35/Bbl
2014	Collar	550 Bbls/d	$90.00/Bbl – $105.50/Bbl
2014	Collar	950 Bbls/d	$85.05/Bbl – $95.05/Bbl
2015	Collar	2,600 Bbls/d	$84.00/Bbl – $91.00/Bbl

Crude Oil Basis Differential
Midland/Cushing 2013 (2)	Swap	2,300 Bbls/d	$1.10/Bbl
Midland/Cushing 2014	Swap	1,500 Bbls/d	$0.55/Bbl

Natural Gas Liquids
Propane 2013 (3)	Swap	550 Bbls/d	$42.00/Bbl
Propane 2014	Swap	500 Bbls/d	$41.16/Bbl
Natural Gasoline 2013 (3)	Swap	200 Bbls/d	$90.72/Bbl
Natural Gasoline 2104	Swap	175 Bbls/d	$83.37/Bbl

Natural Gas
2013	Swap	200,000 MMBtu/month	$3.54/MMBtu
2013	Swap	190,000 MMBtu/month	$3.80/MMBtu
2013 (4)	Collar	100,000 MMBtu/month	$4.00/MMBtu – $4.36/MMBtu
2014	Swap	360,000 MMBtu/month	$4.18/MMBtu
2015	Swap	200,000 MMBtu/month	$4.10/MMBtu

(1)	February 2013 – December 2013
(2)	March 2013 – December 2013
(3)	September 2013 – December 2013
(4)	May 2013 – December 2013

Supplemental Non-GAAP Financial and Other Measures

This release contains certain financial measures that are non-GAAP measures. We have provided reconciliations below of the non-GAAP financial measures to the most directly comparable GAAP financial measures and on the Non-GAAP Financial Information page in the Investor Relations section of our website at www.approachresources.com.

Adjusted Net Income

This release contains the non-GAAP financial measures adjusted net income and adjusted net income per diluted share, which excludes an unrealized loss (gain) on commodity derivatives and the related income tax effect. The amounts included in the calculation of adjusted net income and adjusted net income per diluted share below were computed in accordance with GAAP. We believe adjusted net income and adjusted net income per diluted share are useful to investors because they provide readers with a more meaningful measure of our profitability before recording certain items whose timing or amount cannot be reasonably determined. However, these measures are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

The table below provides a reconciliation of adjusted net income to net income (loss) for the three and nine months ended September 30, 2013 and 2012 (in thousands, except per-share amounts).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net income (loss)	$495	$(2,355)	$7,935	$7,221
Adjustments for certain items:
Unrealized loss (gain) on commodity derivatives	3,438	4,185	3,248	(2,582)
Related income tax effect	(1,169)	(1,423)	(1,104)	878

Adjusted net income	$2,764	$407	$10,079	$5,517

Adjusted net income per diluted share	$0.07	$0.01	$0.26	$0.16

EBITDAX

We define EBITDAX as net income (loss), plus (1) exploration expense, (2) depletion, depreciation and amortization expense, (3) share-based compensation expense, (4) unrealized loss (gain) on commodity derivatives, (5) interest expense, and (6) income taxes. EBITDAX is not a measure of net income or cash flow as determined by GAAP. The amounts included in the calculation of EBITDAX were computed in accordance with GAAP. EBITDAX is presented herein and reconciled to the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund development and exploration activities. This measure is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

The table below provides a reconciliation of EBITDAX to net income (loss) for the three and nine months ended September 30, 2013 and 2012 (in thousands, except per-share amounts).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net income (loss)	$495	$(2,355)	$7,935	$7,221
Exploration	1,193	1,170	2,010	2,419
Depletion, depreciation and amortization	19,413	16,728	54,951	42,354
Share-based compensation	1,599	1,450	5,389	4,993
Unrealized loss (gain) on commodity derivatives	3,438	4,185	3,248	(2,582)
Interest expense, net	5,179	1,544	8,859	3,811
Income tax provision (benefit)	270	(1,253)	4,300	4,119

EBITDAX	$31,587	$21,469	$86,692	$62,335

EBITDAX per diluted share	$0.81	$0.63	$2.22	$1.85

Liquidity

Liquidity is calculated by adding the net funds available under our revolving credit facility and cash and cash equivalents. We use liquidity as an indicator of the Company’s ability to fund development and exploration activities. However, this measurement has limitations. This measurement can vary from year-to-year for the Company and can vary among companies based on what is or is not included in the measurement on a company’s financial statements. This measurement is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

The table below summarizes our liquidity at September 30, 2013, our liquidity at September 30, 2013, on a pro forma basis to give effect to an increase in our credit facility borrowing base and sale of the equity interests of Wildcat and our liquidity at December 31, 2012 (in thousands).

	Liquidity at September 30, 2013	Liquidity Pro Forma for Borrowing Base Increase and Sale of Wildcat at September 30, 2013	Liquidity at December 31, 2012
Borrowing base	$315,000	$350,000	$280,000
Cash and cash equivalents	25,489	127,210	767
Outstanding letters of credit	(325)	(325)	(325)
Credit facility	—	—	(106,000)

Liquidity	$340,164	$476,885	$174,442

Long-Term Debt-to-Capital

Long-term debt-to-capital ratio is calculated by dividing long-term debt (GAAP) by the sum of total stockholders’ equity (GAAP) and long-term debt (GAAP). We use the long-term debt-to-capital ratio as a measurement of our overall financial leverage. However, this ratio has limitations. This ratio can vary from year-to-year for the Company and can vary among companies based on what is or is not included in the ratio on a company’s financial statements. This ratio is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

The table below summarizes our long-term debt-to-capital ratio at September 30, 2013, and December 31, 2012 (in thousands).

	September 30, 2013	December 31, 2012
Long-term debt (1)	$250,000	$106,000
Total stockholders’ equity	646,374	633,468

	$896,374	$739,468

Long-term debt-to-capital	27.9%	14.3%

(1)	Long-term debt at September 30, 2013, is comprised of $250 million in 7% senior notes. Long-term debt at December 31, 2012, is comprised of borrowings under our credit facility.